U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Chadwick, Donald R
   1218A Potomac Drive
   Houston, TX USA 77057
2. Date of Event Requiring Statement (Month/Day/Year)
   7/7/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Allstar Systems, Inc. Alls
Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Director, Chief Financial Off
If Amendment, Date of Original (Month/Year)
   7/7/97

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 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |10000                 |D               |                                               |
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Common Stock-Restricted                    |14286                 |D               |                                               |
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
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 Table II -- Derivative Securities Beneficially Owned                                                                              |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
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Incentive Stock Options |7/7/98   |7/7/07   |Common Stock [1]       |2600     |6.00      |D            |                           |
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Incentive Stock Options |7/7/99   |7/7/07   |Common Stock           |2600     |6.00      |D            |                           |
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Incentive Stock Options |7/7/00   |7/7/07   |Common Stock           |2600     |6.00      |D            |                           |
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Incentive Stock Options |7/7/01   |7/7/07   |Common Stock           |2600     |6.00      |D            |                           |
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Incentive Stock Options |7/7/02   |7/7/07   |Common Stock           |2600     |6.00      |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Options were inadvertently omitted from original Form 3


SIGNATURE OF REPORTING PERSON

DATE